Exhibit 99.1

BLOCKBUSTER REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

DALLAS, March 9, 2006 — Blockbuster Inc. (NYSE: BBI, BBI.B) today reported financial results for the fourth quarter and full year ended December 31, 2005.

Total revenues for the fourth quarter of 2005 totaled $1.53 billion as compared with $1.72 billion for the fourth quarter of 2004. Net income for the fourth quarter of 2005 totaled $18.0 million, or $0.09 per diluted share, compared with net income of $2.8 million, or $0.02 per diluted share, for the fourth quarter of 2004. Adjusted net income for the fourth quarter of 2005 totaled $34.2 million, or $0.17 per diluted share, as compared with adjusted net income of $16.0 million, or $0.09 per diluted share, for the fourth quarter of 2004. The calculation of adjusted net income is shown on page 5 of the tables accompanying this release.

“As we end one of the most challenging years for the in-store rental industry, we are focused more than ever on the overall profitability of our business,” said Blockbuster Chairman and CEO John Antioco. “With the elimination of extended viewing fees and the launch of BLOCKBUSTER Online® behind us, we enter 2006 confident that the changes we have made to our business model and the decisive steps we took to achieve greater financial flexibility and reduce overall costs have better positioned us to further improve the profitability of our overall business.”

Fourth Quarter 2005 Financial Results

Revenues for the fourth quarter of 2005 decreased 11.0% to $1.53 billion from $1.72 billion for the fourth quarter of 2004. Total worldwide same-store revenues decreased 10.1% from the fourth quarter of 2004. Worldwide same-store rental revenues for the fourth quarter decreased 7.9% primarily due to the elimination of extended viewing fees, which accounted for over 13.2% of rental revenues in the fourth

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Blockbuster Inc. Fourth Quarter 2005 Earnings Release

quarter of 2004, and a decline in the overall rental industry. The rental revenues comparison was further impacted by aggressive promotional and advertising activity last year, which resulted in a higher revenue contribution from BLOCKBUSTER Movie Pass® during the fourth quarter of 2004. These decreases were partially offset by an increase in revenues from BLOCKBUSTER Online resulting from growth in the subscriber base, which more than doubled to approximately 1.2 million subscribers at the end of 2005. Worldwide same-store retail revenues for the fourth quarter of 2005 declined 14.5% from the same period last year reflecting the Company’s ongoing efforts to reduce the number of stores selling deep movie catalog titles as well as product availability constraints in the third and fourth quarters of 2005.

Operating income for the fourth quarter of 2005 increased 118.9% to $54.5 million from $24.9 million for the fourth quarter of 2004. The significant improvement in operating income was driven by a 21.5% decline in selling, general and administrative expenses (“SG&A”) primarily as a result of a cost management strategy and lower advertising expenses. The reduction in SG&A costs was partially offset by a 17.0% decrease in gross profit primarily due to the decline in total revenues. Gross margin for the fourth quarter declined to 51.8% from 55.6% for the same period last year as a result of growth in revenues from BLOCKBUSTER Online, which generates lower gross margin, and higher rental product purchases to improve availability in stores.

The Company’s liquidity position improved during the fourth quarter of 2005 as net proceeds from the Company’s $150.0 million Series A convertible preferred stock offering were used to reduce the outstanding balance under its revolving credit facility by $75.0 million and to alleviate pressure on working capital. Additionally, the improvement in profitability and cash flows during the fourth quarter, as compared to earlier in the year, enabled the Company to further reduce its accounts payable balance and make additional debt payments. Since November 2005, the Company’s available borrowing capacity under its revolving credit facility has increased to $239.6 million as of February 28, 2006.

Additional financial and operational information, including the Company’s cash flows for the fourth quarter of 2005, can be found in the tables accompanying this release.

2005 Full Year Financial Results

Revenues for 2005 decreased 3.1% to $5.86 billion from $6.05 billion for 2004. The decrease in revenues resulted primarily from the elimination of extended viewing fees, a decline in the overall rental industry during 2005 and continued competition from mass-merchant sales of low-priced DVDs.

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Blockbuster Inc. Fourth Quarter 2005 Earnings Release

For the full-year 2005 net loss totaled $588.1 million, or $3.20 per share, as compared with a net loss of $1.25 billion, or $6.89 per share, for 2004. Excluding the non-cash impairment charges and certain other items, as shown on page 5 of the financial tables, adjusted net loss for the full-year 2005 totaled $52.6 million, or $0.29 per share, compared with adjusted net income of $147.1 million, or $0.81 per diluted share, in 2004.

2006 Business Outlook

The Company continues to focus on improving its profitability, growing market share and reducing SG&A costs by approximately $100 million in 2006 from 2005 levels. Blockbuster will realize these savings through a reduction in both corporate and store level overhead expenses, lower advertising expenses and operational savings from the divestiture of certain non-core assets and store closures. Additionally, capital expenditures will decrease to approximately $90.0 million in 2006 from approximately $140.0 million in 2005, primarily due to fewer new store openings. The Company believes that its “No Late Fees” program and BLOCKBUSTER Online will have a positive impact on its domestic same-store rental revenues and enable it to outperform the domestic rental industry in 2006.

Earnings call

The Blockbuster earnings call will be webcast today at 9 a.m. Central time. Following the conclusion of the webcast, a replay of the call will be available via the Company’s website. Additionally, further detail on the Company’s quarterly and full-year 2005 results can be found in the Company’s Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and in the Company’s upcoming Form 10-K for the year ended December 31, 2005. The filings and the webcast can be accessed at http://investor.blockbuster.com.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

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Blockbuster Inc. Fourth Quarter 2005 Earnings Release

Press Contacts:	Investor Relations Contacts:
Karen Raskopf	Mary Bell
Senior Vice President, Corporate Communications	Senior Vice President and Corporate Treasurer
(214) 854-3190	(214) 854-3863
OR	OR
Randy Hargrove	Angelika Torres
Senior Director, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279

Forward-Looking Statements

This release and the Company’s related earnings conference call include forward-looking statements related to Blockbuster’s operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements may include, without limitation, statements relating to (i) Blockbuster’s ability to further improve the profitably of its overall business; (ii) Blockbuster’s expectations with respect to growing market share and reducing costs, including SG&A costs and capital expenditures; (iii) Blockbuster’s expectations with respect to its ability to realize operational savings from the divestiture of certain non-core assets and store closures; (iv) Blockbuster’s outlook for the home video industry and its beliefs with respect to its ability to outperform the domestic rental industry in 2006; (v) Blockbuster’s overall strategies and its related initiatives and investments, including its “No Late Fees” program and its online initiative, and its expectations with respect to the competitive and financial impact of these and other initiatives, including their impact on domestic same-store rental revenues; and (vi) Blockbuster’s expectations for establishing its online business as profitable and its online subscriber growth goals. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online subscription initiative, and the related impact of competitor pricing and product and service offerings; (ii) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (iii) Blockbuster’s ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the variability in consumer appeal of the movie titles and games software released for rental and sale; (vi) Blockbuster’s ability to comply with operating and financial restrictions and covenants in its debt agreements; (vii) Blockbuster’s ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust its offerings if and as necessary; (viii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control and reduce operating expenses and capital expenditures; (ix) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (x) Blockbuster’s ability to capitalize on anticipated industry consolidation; (xi) the application and impact of future accounting policies or interpretations of existing accounting policies; (xii) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xiii) other factors, as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and under “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release and in the Company’s related earnings conference call are made only as of the date hereof and Blockbuster undertakes no obligation to update publicly any forward-looking statement.

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Base rental revenues	$1,019.8	$995.2	$4,114.9	$3,806.2
Extended viewing fee revenues	20.2	151.8	90.3	622.4

Total rental revenues	1,040.0	1,147.0	4,205.2	4,428.6
Merchandise sales	472.5	545.5	1,586.5	1,532.6
Other revenues	18.1	26.4	72.7	92.0

	1,530.6	1,718.9	5,864.4	6,053.2

Cost of sales:
Cost of rental revenues	365.1	333.7	1,411.9	1,250.7
Cost of merchandise sold	373.3	430.2	1,235.2	1,190.7

	738.4	763.9	2,647.1	2,441.4

Gross profit	792.2	955.0	3,217.3	3,611.8

Operating expenses:
General and administrative	653.4	775.4	2,800.8	2,853.5
Advertising	28.2	92.7	255.3	257.4
Depreciation and amortization of intangibles	56.1	62.0	230.9	249.7
Impairment of goodwill and other long-lived assets	—	—	356.8	1,504.4

	737.7	930.1	3,643.8	4,865.0

Operating income (loss)	54.5	24.9	(426.5)	(1,253.2)
Interest expense	(28.7)	(19.8)	(98.7)	(38.1)
Interest income	1.3	1.0	4.1	3.6
Other items, net	0.4	2.2	(2.4)	1.6

Income (loss) before income taxes	27.5	8.3	(523.5)	(1,286.1)
Benefit (provision) for income taxes	(9.5)	(5.5)	(64.6)	37.3

Net income (loss)	$18.0	$2.8	$(588.1)	$(1,248.8)

Net income (loss) per share:
Basic	$0.10	$0.02	$(3.20)	$(6.89)
Diluted	$0.09	$0.02	$(3.20)	$(6.89)
Weighted average shares outstanding:
Basic	184.3	181.5	183.9	181.2
Diluted	202.8	183.2	183.9	181.2

Cash dividends per common share	$—	$0.02	$0.04	$0.08

Special distribution per common share	$—	$—	$—	$5.00

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2005		2004		2005		2004
	Consolidated Revenues	Percent of Total	Consolidated Revenues	Percent of Total	Consolidated Revenues	Percent of Total	Consolidated Revenues	Percent of Total
Revenues by Product Line:
Movie rental revenues:
Base movie rental revenues-in-store	$854.6	82.2%	$866.6	75.6%	$3,521.7	83.7%	$3,369.1	76.1%
Base movie rental revenues-online	44.9	4.3%	8.1	0.7%	146.7	3.5%	8.6	0.2%
Movie EVF revenues	18.2	1.7%	133.1	11.6%	82.8	2.0%	552.1	12.4%

Total movie rental revenues	917.7	88.2%	1,007.8	87.9%	3,751.2	89.2%	3,929.8	88.7%

Game rental revenues:
Base game rental revenues	120.3	11.6%	120.5	10.5%	446.5	10.6%	428.5	9.7%
Game EVF revenues	2.0	0.2%	18.7	1.6%	7.5	0.2%	70.3	1.6%

Total game rental revenues	122.3	11.8%	139.2	12.1%	454.0	10.8%	498.8	11.3%

Total rental revenues	$1,040.0	100.0%	$1,147.0	100.0%	$4,205.2	100.0%	$4,428.6	100.0%

Merchandise sales:
Movie sales	$151.6	32.1%	$210.6	38.6%	$563.8	35.6%	$623.4	40.7%
Game sales	233.3	49.4%	239.4	43.9%	676.3	42.6%	546.7	35.7%
General merchandise sales	87.6	18.5%	95.5	17.5%	346.4	21.8%	362.5	23.6%

Total merchandise sales	$472.5	100.0%	$545.5	100.0%	$1,586.5	100.0%	$1,532.6	100.0%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Same-store Revenues Data:
Worldwide same-store revenues decrease	(10.1)%	0.0%	(4.9)%	(3.2)%
Domestic same-store revenues decrease	(12.2)%	(1.2)%	(6.0)%	(5.5)%
International same-store revenues increase (decrease)	(6.2)%	2.8%	(2.6)%	3.0%

Margin:
Rental margin	64.9%	70.9%	66.4%	71.8%
Merchandise margin	21.0%	21.1%	22.1%	22.3%
Gross margin	51.8%	55.6%	54.9%	59.7%

Capital Expenditures	$37.6	$108.4	$139.4	$289.1

Cash Flow Data:		As Restated		As Restated
Net cash flow provided by/(used in) operating activities	$75.6	$196.1	$(70.5)	$417.0
Net cash flow used in investing activities	$(11.5)	$(118.2)	$(114.2)	$(313.9)
Net cash flow provided by/(used in) financing activities	$25.5	$51.3	$138.3	$(18.8)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$276.2	$330.3
Merchandise inventories	$310.3	$516.6
Rental library	$475.5	$457.6
Accounts payable	$368.1	$721.8
Total debt (including capital lease obligations)	$1,158.0	$1,145.2

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:
	Year Ended December 31,
	2005	2004
Domestic Company-Operated Stores:
Beginning	4,708	4,579
Net additions	(91)	129

Ending	4,617	4,708

International Company-Operated Stores:
Beginning	2,557	2,526
Net additions	(16)	31

Ending	2,541	2,557

Franchised Stores:
Beginning	1,829	1,762
Net additions	55	67

Ending	1,884	1,829

Total Stores Worldwide:
Beginning	9,094	8,867
Net additions	(52)	227

Ending	9,042	9,094

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company's operating performance. In addition, free cash flow is also a measure used by the Company's investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As the Company uses free cash flow as a measure of operating performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
		As Restated		As Restated
Net cash flow provided by/(used in) operating activities	$75.6	$196.1	$(70.5)	$417.0

Adjustments to reconcile net cash flow provided by/(used in) operating activities to free cash flow:
Capital expenditures	(37.6)	(108.4)	(139.4)	(289.1)

Free cash flow	$38.0	$87.7	$(209.9)	$127.9

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income (loss)	$18.0	$2.8	$(588.1)	$(1,248.8)

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization of intangibles	56.1	62.0	230.9	249.7
Impairment of goodwill and other long-lived assets	—	—	356.8	1,504.4
Non-cash share-based compensation expense	9.7	17.0	38.9	17.0
Excess tax benefit from share-based compensation	—	(5.1)	—	(5.1)
Capital expenditures	(37.6)	(108.4)	(139.4)	(289.1)
Rental library purchases, net of rental amortization	(13.4)	(59.3)	16.4	(50.4)
Changes in working capital	18.4	241.7	(160.7)	44.5
Changes in deferred taxes and other	(13.2)	(63.0)	35.3	(94.3)

Free cash flow	$38.0	$87.7	$(209.9)	$127.9

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the periods ended December 31, 2005, the Company reports adjusted net income (loss) and adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding non-cash charges related to severance costs incurred for a reduction-in-force and a bad debt reserve recorded for an uncollectible franchise note receivable. For the periods ended December 31, 2005 and 2004, the Company also reports adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding non-cash share-based compensation pursuant to SFAS No. 123 (revised), Share-Based Compensation (“SFAS 123R”). Management believes that because these items are either non-recurring in nature or relate to share-based compensation expense primarily resulting from the adoption of SFAS 123R in the fourth quarter of 2004, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating income (loss) and net income (loss) excluding these non-cash charges as an internal measure of business operating performance.

Additionally, for the year ended December 31, 2005, the Company also reports adjusted net loss, adjusted net loss per diluted share, and adjusted operating loss excluding costs incurred related to the potential acquisition of Hollywood Entertainment Corporation. For the year ended December 31, 2005, the Company also reports adjusted net loss and adjusted net loss per diluted share excluding the valuation allowance recorded against the Company’s deferred tax assets. For the years ended December 31, 2005 and 2004, the Company reports adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) excluding the impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because these items are non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating loss and net loss excluding these non-recurring items as an internal measure of business operating performance.

For the year ended December 31, 2004, the Company reports adjusted net income and adjusted net income per diluted share excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude this amount provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding this non-recurring item as an internal measure of business operating performance.

During the fourth quarter of 2005, the Company sold its subsidiary, D.E.J. Productions Inc. (“DEJ”) for cash consideration of approximately $22.5 million, and recognized a gain on the sale of approximately $5.8 million, which has been included in the Company’s General and administrative expenses for the periods ended December 31, 2005. Management uses operating income (loss), net income (loss) and net income (loss) per share including the gain on the sale of DEJ as an internal measure of business operating performance because the gain on sale primarily represents a monitization of library product that existed at the date of sale and, thereby replaces a comparable amount of recurring operating income and net income that would have been recognized during the fourth quarter of 2005 had the sale of DEJ not occurred.

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Reconciliation of adjusted net income (loss):
Net income (loss)	$18.0	$2.8	$(588.1)	$(1,248.8)

Adjustments to reconcile net loss to adjusted net income (loss):
Resolution of federal income tax audit	—	—	—	(37.1)
Non-cash share-based compensation expense, net of tax	9.7	11.4	38.9	11.4
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation, net of tax	—	1.8	12.6	1.8
Impairment of goodwill and other long-lived assets, net of tax	—	—	356.8	1,419.8
Severance costs incurred for reduction-in-force	2.0	—	11.2	—
Deferred tax valuation allowance	—	—	111.5	—
Reserve on franchise note receivable	4.5	—	4.5	—

Adjusted net income (loss)	$34.2	$16.0	$(52.6)	$147.1

Adjusted net income (loss) per diluted share	$0.17	$0.09	$(0.29)	$0.81

Weighted average shares outstanding—diluted	202.8	183.2	183.9	181.2

Reconciliation of adjusted operating income (loss):
Operating income (loss)	$54.5	$24.9	$(426.5)	$(1,253.2)
Non-cash share-based compensation expense	9.7	17.0	38.9	17.0
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation	—	2.9	12.6	2.9
Impairment of goodwill and other long-lived assets	—	—	356.8	1,504.4
Severance costs incurred for reduction-in-force	2.0	—	11.2	—
Reserve on franchise note receivable	4.5	—	4.5	—

Adjusted operating income (loss)	$70.7	$44.8	$(2.5)	$271.1